Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-224903, 333-217702, 333-203861, 333-54378, 333-128232, 333-149418 and 333-166543 on Form S-8 and No. 333-191215 on Form S-3 and No. 333-228694 on Form S-4 of our report dated March 5, 2019, relating to the financial statements and financial statement schedule of RTI Surgical, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory relating to the adoption of Financial Accounting Standards Board Accounting Standard Codification 606, Revenues from Contracts with Customers), and the effectiveness of RTI Surgical, Inc. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of RTI Surgical, Inc. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida

March 5, 2019